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                                                                    EXHIBIT 10.5


                [LETTERHEAD OF SERVICE CORPORATION INTERNATIONAL]


                                 ________, 2001

[Participant's Name]
[Address 1]
[Address 2]

         Re:      Supplemental Executive Retirement Plan ("Senior SERP")

Dear [Participant's Name]:

         Service Corporation International (the "Company" or "SCI") maintains the Senior SERP to provide retirement benefits in the form of annual cash payments (generally paid after retirement) to our eligible employees. We are currently offering each participant vested in the Senior SERP the opportunity to elect to receive a one-time distribution equal to the present value of all or part of such participant's vested retirement benefits discounted at an annual rate of 10%. Each such lump-sum distribution will be paid in shares of SCI common stock, par value $1.00 per share (the "Common Stock"), and will be paid in lieu of all or part of the annual cash payments to which a vested participant in the Senior SERP would otherwise be entitled. To the extent that a participant elects to receive a percent, but not all, of his or her vested retirement benefits in Common Stock, such participant's remaining annual cash payments under the Senior SERP will be reduced by such percent. The number of shares of Common Stock to be issued and distributed to each participant so electing will be calculated by dividing the amount of such participant's retirement benefit which such participant elects to receive in Common Stock (discounted at an annual rate of 10%) by the Distribution Price. The "Distribution Price" will be the average closing price per share of the Common Stock on the New York Stock Exchange for the five trading days (the "Pricing Period") immediately after _______, 2001, which is the deadline for SERP participants to elect to receive Common Stock.

         The Company has arranged to deliver all shares of common stock electronically to J.P. Morgan Securities Inc. ("JPMorgan") on behalf of each participant, which will require that each participant already have an account with JPMorgan or open an account at JPMorgan for these purposes. Information concerning the opening of an account at JPMorgan is enclosed.

         Through an agreement with JPMorgan, we have also arranged for each Senior SERP participant electing to receive shares of Common Stock to be able to sell all or some of such shares, at the Distribution Price per share, to JPMorgan, on, and only on, the first business day after the Pricing Period (the "Closing Date"). We will pay JPMorgan, on behalf of each such Senior SERP participant, any commissions or other transaction costs due to JPMorgan in connection with such sale. Thereafter, JPMorgan has agreed to sell the shares it purchases from Senior SERP participants on the Closing Date into the market in an orderly fashion. If the aggregate price at which such shares are sold into the market by JPMorgan is less than the aggregate amount paid by JPMorgan to participants electing to sell shares of Common Stock to

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JPMorgan as set forth above (the "Aggregate Distribution Price"), we have agreed to pay JPMorgan in cash the amount of such difference. To the extent the proceeds of the sale of shares of Common Stock by JPMorgan into the market exceeds the Aggregate Distribution Price, we will receive the excess proceeds. Other than any such excess proceeds, we will not receive any proceeds from the issuance and distribution of shares of Common Stock to our employees and former employees. Regardless of the prices at which JPMorgan sells shares of Common Stock into the market, each Senior SERP participant selling shares of Common Stock to JPMorgan will receive the Distribution Price per share. Participants receiving shares who elect not to sell shares to JPMorgan will be subject to fluctuating market values for our Common Stock at such time or times as the participants determine to sell shares.

         Each distribution of Common Stock in accordance with the terms hereof will create a withholding tax liability for SCI equal to the 28% federal income tax rate plus any state or other taxes that may be applicable for the particular Senior SERP participant. Accordingly, Senior SERP participants who elect to receive shares of Common Stock in lieu of future cash payments will be required
(1) to pay SCI on or prior to the Election Deadline (as defined below), the amount of the withholding tax liability via cashier's check, certified check or wire transfer or (2) to elect to sell to JPMorgan a sufficient number of shares Common Stock at the Distribution Price to generate proceeds at least equal to the withholding tax liability and to authorize JPMorgan to deliver directly to SCI proceeds from such sale equal to the participant's withholding tax liability. In addition, SCI's payment of commissions or other transaction costs to JPMorgan on behalf of those Senior SERP participants who elect to sell shares to JPMorgan will create an additional withholding tax liability for SCI. For the sake of convenience, SCI will contact those Senior SERP participants electing to sell shares to JPMorgan after the Election Deadline to make arrangements for such participants to satisfy that withholding tax liability.

         Enclosed herewith are (1) a Participant Settlement Agreement, which you can use to make the elections described above, (2) a copy of the Prospectus filed with the Securities and Exchange Commission, effective as of _____________, which registers the shares of Common Stock to be issued to Senior SERP participants electing to participate in this program, and (3) information concerning the opening of an account at JPMorgan. BEFORE ELECTING TO RECEIVE OR SELL ANY SHARES OF COMMON STOCK, YOU ARE URGED TO CAREFULLY REVIEW AND CONSIDER THE TERMS OF THE OFFERING AS DISCLOSED IN THIS LETTER AND THE ENCLOSED MATERIALS. You will have until 5:00 p.m. Houston, Texas time, on ________, 2001 (the "Election Deadline") to decide to make any or all of the elections described above by completing, signing and returning to the Company the Participant Settlement Agreement, along with any required withholding tax payment. To the extent that a vested Senior SERP participant fails to submit a properly completed Participant Settlement Agreement, along with any required withholding tax payment, by the Election Deadline, such participant will be deemed to have elected not to participate in this offering.

         We urge you to review this letter and the materials enclosed herewith and respond promptly. Representatives of the Company are available to you for any questions you may have concerning the terms and conditions of this offering. Please direct any such inquiries to Helen Dugand (713-525-5373). In addition, the Company will hold a meeting to discuss and answer any questions about this offering on _________, 2001, at the offices of Locke Liddell & Sapp LLP, 3200 Chase Tower, 600 Travis Street, Houston, Texas 77002. THE COMPANY RESERVES THE RIGHT TO CANCEL THIS OFFERING AT ANY TIME PRIOR TO THE CLOSING DATE IF THE COMPANY DETERMINES, IN ITS SOLE DISCRETION, THAT THE OFFERING IS NOT IN THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS.

                                                     Very truly yours,


                                                     R.L. Waltrip
                                                     Chairman of the Board and
                                                     Chief Executive Officer

RLW:
Enclosures

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